Exhibit 99.1

HOUSTON AMERICAN ENERGY CORP

LETTER TO SHAREHOLDERS

I am pleased to report to my fellow shareholders on our accomplishments during 2010 and our outlook going forward.

As I reported last year, 2009 was an important transitional year for Houston American. This year, I am pleased to confirm that the transition that began in 2009 began to come to fruition in 2010 and we expect to enjoy the anticipated benefits of that transition in 2011 and going forward.

As I have previously stated, our vision in founding our company in 2001 was a vision of a small focused team of seasoned oil and gas industry veterans seeking out opportunities to participate in world class hydrocarbon plays and establishing an ever growing asset base while maintaining a low overhead level. That vision, by necessity, involved starting small and “trading up” to larger positions.

Our 2010 operations once more confirmed our belief in management’s strategy. Starting from our early days as a 1.6% player in a small portfolio of Colombian prospects of Hupecol, we ended 2010 with interests in Colombian prospects covering more than 825,657 gross acres operated by 2 operators with our interests ranging as high as 37.5%. Since inception, we have selectively acquired interests in prospects, monetized select prospects and reinvested proceeds to fund larger prospect positions. In 2010, we saw the tangible results of those efforts with the sale of our interests in 4 blocks in Colombia and our sale of an interest in a domestic prospect in the Eagle Ford shale play. Those sales produced cash proceeds to Houston American of more than $33.4 million and gains of better than $27.1 million.

Proceeds from these sales have allowed us to increase our interest in the CPO-4 block from 25% to 37.5% and to position us to fully fund our current development plans in Colombia while paying out to our shareholders dividends of more than $6.8 million during 2010. At December 31, 2010, our cash balances and working capital had grown to $29.7 million and $34.3 million, respectively, we had no debt and our shareholders equity had grown to more than $50.3 million.

As I look forward to 2011, I am extremely excited about Houston American’s growth potential on the CPO-4, Serrania, Los Picachos and Macaya blocks. On CPO-4 we have completed the acquisition of our 205 square mile 3-D shoot and have identified 50+ prospects based on our preliminary evaluation of 3-D data. We expect the first drilling rig to move onto the block and to spud our first well in the second quarter of this year. On Serrania, where we have in excess of 110 thousand gross acres adjacent to the Ombu field, we have identified two look-alike structures based upon our proprietary 2-D seismic data. These look-alike structures have us extremely excited about our potential for large reserves, as the Ombu field is currently estimated to contain 2.4 billion barrels of oil in place. We anticipate drilling our first well on our Serrania project during 2011. The Los Picachos and Macaya blocks represent in excess of 280 thousand gross acres that are also adjacent to the Ombu field. We believe each of these areas provide significant reserve and production growth potential for Houston American in the coming years.

Operationally, 2010 further validated our strategy both in terms of our focus on Colombia and our selection of operating partners. Our assets and operating partners delivered stellar results during 2010, highlighted by:

•	Record production levels, with oil production climbing 99.3% from 2009 to 261,779 barrels;
•	Decreased production cost per barrel, with a 13.6% reduction to $31.08 per barrel in 2010; and
•	An 83.3% success rate in drilling, with 10 of 12 wells drilled being successful oil completions.

It is our track record of bringing on new discoveries and production that has enabled Houston American to realize a substantial increase in the value of our Colombian properties operated by Hupecol in the Llanos Basin. We are confident that our successful hydrocarbon plays to date can be duplicated on a growing scale on our remaining Hupecol prospects, as well as on CPO-4 and Serrania. Similarly, we are confident that, with drilling success, the liquidity gained from the selected monetization of certain assets in recent years will position us to fund our development commitments based on our larger positions for the foreseeable future.

In addition to operational and drilling achievements in 2010, Houston American has strengthened its management team with the addition of Kenneth Jeffers as Senior Vice President of Exploration. Ken brings 25+ years experience as a senior exploration geologist and executive with industry leading energy companies such as Mobil Oil, Pennzoil and Anadarko Petroleum and provides us, for the first time, with in house geological capabilities. Additionally, in early 2011 we are excited to have added Dr. Richard J. Howe to our Board of Directors. Dr. Howe brings to Houston American 50 + years of oil and gas industry experience, including work at such companies as Exxon, Shell Oil Company and Pennzoil.

We enter 2011 with what we believe is the strongest hydrocarbon portfolio, balance sheet and management team in our history and with a track record of unlocking value in hydrocarbon plays. We are excited at our outlook for 2011 and look forward to reporting back to you as we move forward.

In closing, I want to thank our loyal business partners, and all our shareholders for their continued support and confidence.

John F. Terwilliger
Chairman of the Board
President and Chief Executive Officer
April 25, 2011